UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2006

Eagle Bancorp
(Exact name of registrant as specified in its charter)

United States	0-29687	81-0531318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1400 Prospect Avenue, Helena, MT	59601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (406) 442-3080

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Definitive Material Agreement

On November 3, 2006, American Federal Savings Bank (the “Bank”), a federally chartered stock savings bank, whose stock is 100% owned by Eagle Bancorp, entered into an Executive Employment Agreement (the “Agreement”) with Peter J. Johnson, the Executive Vice President and Chief Financial Officer of the Bank. The Agreement will continue in effect until September 30, 2008, unless extended by the board of directors of the Bank for an additional two year term.

The Agreement provides for an annual base salary of $112,000 per year, which may be increased from time to time (but not reduced). Under the Agreement Mr. Johnson generally will be entitled to participate in all employee benefit plans including, but not limited to, retirement plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees.

The Agreement provides that if Mr. Johnson’s employment is terminated other than for cause, or Mr. Johnson terminates his employment due to either (i) a diminishing of his duties and responsibilities, (ii) a relocation of his place of employment by more than 50 miles, (iii) the liquidation or dissolution of the Bank, or (iv) any breach of the Agreement by the Bank (each an “Event of Termination”), he will be entitled to receive certain payments from the Bank. These payments will be a sum equal to the payments due to Mr. Johnson for the remaining term of the Agreement, including base salary, bonuses, and any other cash or deferred compensation paid or to be paid (including the value of employer contributions that would have been made on his behalf over the remaining term of the agreement to any tax-qualified retirement plan), subject to certain restrictions.

The Agreement contains provisions requiring non-disclosure of confidential information regarding the business and activities of the Bank and contains provisions restricting Mr. Johnson’s ability to compete with the Bank for a one-year term after termination of his employment for due to any Event of Termination.

The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Exhibit 1.01.

Item 9.01. Financial Statements and Exhibits

A copy of the Agreement is attached as Exhibit 1.01.

(d)	Exhibits

Number

	1.01	Executive Employment Agreement with Peter J. Johnson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP
(Registrant)

Dated: November 3, 2006	By:	/s/ Larry A. Dreyer
Name: Larry A. Dreyer
Title: President and Chief Executive Officer